Exhibit 99.7

JOINT FILING AGREEMENT

This Joint Filing Agreement (this “Agreement”) is made and entered into as of May 20, 2026, by and among Era Regenerative Medicine Ltd, a British Virgin Islands business company (“ERM”), D&D Source of Life Holding Ltd., a Cayman Islands exempted company (“D&D”), Dai Siqi, an individual, and Shufen Deng, an individual (each, a “Reporting Person” and, collectively, the “Reporting Persons”).

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the Reporting Persons hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (and any amendments thereto) (collectively, the “Schedule 13D”) with respect to the common stock, par value $0.0001 per share, of Reed’s, Inc., a Delaware corporation. Each of the Reporting Persons further agrees that this Agreement shall be filed as an exhibit to the Schedule 13D.

Each of the Reporting Persons acknowledges that, pursuant to Rule 13d-1(k)(1)(ii) under the Act, each is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such Reporting Person contained therein, but is not responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained therein, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall be effective as delivery of an original counterpart hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first above written.

ERA REGENERATIVE MEDICINE LTD

By:	/s/ Dai Siqi
Name:	Dai Siqi
Title:	Director

D&D SOURCE OF LIFE HOLDING LTD.

By:	/s/ Shufen Deng
Name:	Shufen Deng
Title:	Authorized Signatory

DAI SIQI

/s/ Dai Siqi
Dai Siqi, in his individual capacity

SHUFEN DENG

/s/ Shufen Deng
Shufen Deng, in her individual capacity